Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
of U.S. Global Investors Funds
We consent to the use of our report dated August 27, 2008 for U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, China Region Opportunity Fund, Global Resources Fund, World Precious Minerals Fund and Gold and Precious Metals Fund, each a series of U.S. Global Investors Funds (Trust), and our report dated December 18, 2007 for Eastern European Fund, Global Emerging Markets Fund, Holmes Growth Fund and Global MegaTrends Fund, each a series of U.S. Global Accolade Funds (Trust), incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND LEGAL COUNSEL” in the Statement of Additional Information.

Boston, Massachusetts
October 1, 2008